News Release

CDI Corp. Reports Second Quarter 2009 Results and Announces Dividend

Philadelphia (July 30, 2009) - CDI Corp. (NYSE:CDI) today reported financial results for the second quarter ended June 30, 2009 and announced a quarterly cash dividend.

For the quarter ended June 30, 2009, the company reported net earnings of $0.1 million, or $0.00 per diluted share, compared to net earnings of $7.0 million, or $0.34 per diluted share, in the prior-year quarter.  Included in the current quarter results are $0.7 million in pre-tax severance charges.  Excluding the severance charges, net earnings for the second quarter were approximately $0.5 million or $0.03 per diluted share.

Second quarter revenue decreased 25.5% (or 20.9% on a constant currency basis) to $215.4 million compared to revenue of $289.2 million in the prior-year quarter.

A quarterly cash dividend of $0.13 per share will be paid on August 27, 2009 to all shareholders of record as of August 13, 2009.

“We were somewhat encouraged by revenue trends during the second quarter which indicate that our business could be emerging from the trough that we saw in the previous two quarters,” said President and CEO, Roger H. Ballou.

“During the quarter we saw month to month increases in project bid activity and in staffing services revenue in both our Engineering Solutions and IT Solutions segments. If these trends continue we do not anticipate further cost reduction charges, however we will remain vigilant to ensure that our structural costs are aligned with revenue run rates.”

Business Segment Discussion

CDI Engineering Solutions revenue declined 22.6% (21.0% in constant currency) versus the year-ago quarter, driven by continued weakness in the Process & Industrial vertical somewhat offset by organic growth in Government Services and growth resulting from an acquisition in the Aerospace vertical during the third quarter 2008.  Operating profit declined to $3.5 million, a decrease of 60.9% versus the prior-year quarter driven primarily by reductions in higher-margin project engineering and permanent placement revenue, as well as severance charges of $0.3 million.  Operating profit for the quarter also includes $0.3 million in operating losses associated with the company’s ownership in joint ventures.

Management Recruiters International, Inc. revenue decreased 31.8% versus the year-ago quarter, reflecting continued weakness in royalty revenue (driven by a decline in permanent placement activity by franchise offices) and by declines in contract staffing and franchise sales.  Operating profit decreased $3.0 million to $0.5 million on a year-over-year basis primarily due to the decline in higher-margin royalties and severance charges of $0.1 million.

U.K.-based AndersElite (Anders) revenue declined 57.6% (45.3% in constant currency) versus the year-ago quarter driven by continued weakness both in permanent placement and contract staffing in the U.K. construction industry.  Revenue did however stabilize during the quarter.  Anders reported an operating loss of $1.9 million versus an operating profit of $1.5 million in the year-ago quarter primarily reflecting a decline in higher-margin permanent placement revenue.  Operating profit for the quarter also includes $0.2 million in severance charges.

CDI IT Solutions revenue increased 3.1% versus the prior-year quarter driven by broad-based growth in staffing services.  Operating profit increased 64.8% on a year-over-year basis to $1.9 million reflecting effective cost controls and the aforementioned revenue growth, somewhat offset by $0.1 million in severance charges.

Corporate Summary

Corporate overhead costs decreased by 15.1% on a year-over-year basis, primarily reflecting cost control steps.

“Cash and cash equivalents increased to $77.9 million during the quarter,” said Ballou.  “With cash on-hand and untapped borrowing capacity, we should have sufficient resources to support organic revenue growth, capital expenditures and shareholder dividends, as well as potential stock repurchases and acquisitions.”

Business Outlook

“Based on prudent steps taken in previous periods and continuing into this quarter, we were able to reduce total operating and administrative expenses for the second quarter by $13.1 million versus the year-ago quarter and $4.3 million versus the first quarter,” said Ballou.  “Our reduced operating expense run rate and anticipated stabilization in revenue should produce an increase in profitability in the third quarter.

“While we anticipate continued weakness in permanent placement hiring demand, we anticipate improvement in segments of our business throughout the third quarter.  Due to these factors, we expect that overall third quarter 2009 revenue could be 18-25% below the year-ago quarter – or 15-21% on a constant currency basis assuming recent foreign exchange rates.”

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com.  An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing.  Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc.  Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like  "anticipates," "believes," "expects," "may," "will," "could," “should”, intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: continued weakness in general economic conditions and levels of capital spending by customers in the industries that we serve; further weakness in the financial and capital markets which may result in the postponement or cancellation of our customers’ capital projects or the inability of our customers to pay our fees; competitive market pressures; our ability to maintain and grow our revenue base; the availability and cost of qualified labor; adverse consequences arising out of the U.K. Office of Fair Trading investigation; credit risks associated with our customers; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in customers' attitudes towards outsourcing; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; and government policies or judicial decisions adverse to our businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Vincent Webb
Vice President, Corporate Communications & Marketing
215-636-1240
Vince.Webb@cdicorp.com

Mark Kerschner
Chief Financial Officer
215-636-1105
Mark.Kerschner@cdicorp.com

###

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008

Revenue	$215,426	$289,211	$228,652	$444,078	$583,091

Cost of service	171,147	221,629	181,225	352,372	444,254

Gross profit	44,279	67,582	47,427	91,706	138,837

Operating and administrative expenses	43,751	56,826	48,078	91,829	117,118

Operating profit (loss)	528	10,756	(651)	(123)	21,719

Other income (expense), net	(143)	613	259	116	1,861

Equity in losses from affiliated companies	(279)	-	(302)	(581)	-

Earnings (loss) before income taxes	106	11,369	(694)	(588)	23,580

Income tax expense	50	4,390	226	276	8,677

Net earnings (loss)	56	6,979	(920)	(864)	14,903

Less: loss attributable to the noncontrolling interest	(3)	-	-	(3)	-

Net earnings (loss) attributable to CDI	$59	$6,979	$(920)	$(861)	$14,903

Diluted net earnings (loss) per share	$0.00	$0.34	$(0.05)	$(0.05)	$0.73

Average diluted number of shares	19,062	20,409	18,903	18,919	20,407

	June 30,	March 31,	December 31,	June 30,
Selected Balance Sheet Data:	2009	2009	2008	2008

Cash and cash equivalents	$77,932	$66,019	$61,761	$121,423

Accounts receivable, net	$182,277	$195,567	$193,338	$214,073

Current assets	$277,903	$279,666	$273,293	$347,864

Total assets	$388,530	$386,661	$383,199	$449,536

Current liabilities	$81,014	$87,901	$79,993	$92,289

CDI shareholders' equity	$295,765	$287,253	$291,385	$344,319

Noncontrolling interest	$152	$-	$-	$-

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
Selected Cash Flow Data:	2009	2008	2009	2009	2008

Depreciation and amortization expense	$2,844	$2,848	$2,894	$5,738	$5,698

Capital expenditures	$2,225	$1,514	$1,721	$3,946	$5,958

Dividends paid	$2,463	$2,637	$2,465	$4,928	$5,283

Free cash flow for the quarter ended June 30, 2009 is shown below:

Net cash provided by operating activities	$10,059
Less: capital expenditures	(2,225)
Less: dividends paid	(2,463)
Free cash flow	$5,371

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
Selected Earnings and Other Financial Data:	2009	2008	2009	2009	2008

Revenue	$215,426	$289,211	$228,652	$444,078	$583,091

Gross profit	$44,279	$67,582	$47,427	$91,706	$138,837

Gross profit margin	20.6%	23.4%	20.7%	20.7%	23.8%

Operating and administrative expenses as a percentage of revenue	20.3%	19.6%	21.0%	20.7%	20.1%

Corporate expenses	$3,667	$4,319	$4,435	$8,102	$9,405

Corporate expenses as a percentage of revenue	1.7%	1.5%	1.9%	1.8%	1.6%

Operating profit margin	0.3%	3.7%	-0.3%	0.0%	3.7%

Effective income tax rate	47.2%	38.6%	-32.6%	-46.9%	36.8%

After-tax return on shareholders’ equity (a)	1.1%	9.3%	3.4%

Pre-tax return on net assets (b)	2.2%	22.1%	7.5%

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
Selected Segment Data:	2009	2008	2009	2009	2008

Engineering Solutions
Revenue	$118,456	$153,100	$128,555	$247,011	$309,252
Gross profit	23,265	32,600	25,167	48,432	67,300
Gross profit margin	19.6%	21.3%	19.6%	19.6%	21.8%

Operating profit (c)	3,497	8,953	3,449	6,946	19,774
Operating profit margin	3.0%	5.9%	2.7%	2.8%	6.4%

Management Recruiters International
Revenue	$13,233	$19,401	$14,621	$27,854	$39,032
Gross profit	6,498	10,533	7,055	13,553	21,227
Gross profit margin	49.1%	54.3%	48.3%	48.7%	54.4%

Operating profit	470	3,493	4	474	5,743
Operating profit margin	3.6%	18.0%	0.0%	1.7%	14.7%

AndersElite
Revenue	$25,517	$60,245	$28,034	$53,551	$121,985
Gross profit	3,954	13,529	4,899	8,853	29,193
Gross profit margin	15.5%	22.5%	17.5%	16.5%	23.9%

Operating profit (loss)	(1,930)	1,489	(1,199)	(3,129)	4,264
Operating profit margin	-7.6%	2.5%	-4.3%	-5.8%	3.5%

IT Solutions
Revenue	$58,220	$56,465	$57,442	$115,662	$112,822
Gross profit	10,562	10,920	10,306	20,868	21,117
Gross profit margin	18.1%	19.3%	17.9%	18.0%	18.7%

Operating profit	1,879	1,140	1,228	3,107	1,343
Operating profit margin	3.2%	2.0%	2.1%	2.7%	1.2%

	For the three months ended			For the six months ended
Engineering Solutions Revenue	June 30,		March 31,	June 30,
by Vertical:	2009	2008	2009	2009	2008

CDI Process and Industrial	$81,135	$118,598	$90,606	$171,741	$241,266
CDI Government Services	22,163	21,257	21,894	44,057	41,102
CDI Aerospace	15,158	13,245	16,055	31,213	26,884

Total Engineering Solutions Revenue	$118,456	$153,100	$128,555	$247,011	$309,252

(a) Current quarter combined with the three preceding quarters' net earnings attributable to CDI divided by the average CDI shareholders’ equity.

(b) Current quarter combined with the three preceding quarters' pre-tax earnings divided by the average net assets.  Net assets include total assets minus total liabilities excluding cash, external debt and income tax accounts.

(c) Includes $279, $302 and $581 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended June 30, 2009, the three months ended March 31, 2009 and the six months ended June 30, 2009, respectively.

CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com; or Mark Kerschner, Chief Financial Officer, +1-215-636-1105, Mark.Kerschner@cdicorp.com, both of CDI Corp.